EXHIBIT 99.1

OMNIQ Increases Sequential Revenue to $19.1M, Achieves a Strong Margin of 26% and Reduces Operating Expenses in Second Quarter of 2024

SALT LAKE CITY, Aug. 14, 2024 (GLOBE NEWSWIRE) -- omniQ Corporation (OTCQB: OMQS) ("omniQ" or the “Company"), a leading provider of Artificial Intelligence (AI)-based solutions, today reported revenues of approximately $19.1 million in the second quarter, marking an improvement from the previous quarter.

FINANCIAL HIGHLIGHTS:

Key Improvements Compared to 2023

  Gross margin for the three months ended June 30, 2024, substantially increased to 26% compared to 19% in Q2 2023
  Gross margin for the six months ended June 30, 2024, increased to 27% compared to 20% in the same period of 2023.
  Gross profit for the three months ended June 30, 2024, increased by 26% or $1M compared to the second quarter of 2023.
  Gross Profit for the six months ended June 30, 2024, increased by 4% or $332 thousand compared to the same period of 2023.
  SGA expenses decreased by approximately $290 thousand compared to Q2 2024.
  SGA expenses down by $1.5M for the six months ended June 30, 2024, as compared to the same period of 2023. Total operating expenses during Q2 2024 decreased by $586 thousand compared to Q1 2023.
  Total operating expenses for the six months ended June 30, 2024, are down by over $2M compared to same period of 2023.

Key sequential Improvements from Q1 to Q2 2024:

  Sequential Revenue Increase: Q2 2024 revenue was $19.1 million. This is a $740 thousand or approximately 4% increase from last quarter, which was $18.3 million.
  Sequential Decrease in Operating Expenses: Q2 2024 total operating expenses were $5 million. This is a reduction in operating expenses by $ 540 thousand or approximately 10% from last quarter.
  Increase in Cash and Cash Equivalents: Q2 2024 cash and cash equivalents: $1.4 million. Q1 2024 cash and cash equivalents: $881 thousand. This is an Increase in cash and cash equivalents of $492 thousand or approximately 56%.

SECOND QUARTER 2024 FINANCIAL RESULTS

Selling, general and administrative expenses for the six months ended June 30, 2024, and 2023 totaled $10.6 million and $12.1 million, respectively, representing a 12% decrease. The decreases are related to the cost reduction plan put in place by management.

Total operating expenses for the six months ended June 30, 2024, and 2023 recognized were $12.1 million and $14.1 million, respectively, representing a 14% decrease. The decreases are related to the cost reduction plan put in place by management.

For the six months ended June 30, 2024, and 2023, the Company recognized a total of $27.4 million and $38.3 million, respectively, of cost of goods sold. For the six months ended June 30, 2024, and 2023, cost of goods sold were 73% and 80% of net revenues, respectively. This can be attributed, in part, to an increase in service and subscription orders which generally have a higher margin vs hardware sales.

Overall, the financial results of Q2 2024 show key improvements in revenue, profitability, and cash flow management.

ADDITIONAL Q2 AND RECENT EVENTS

Technology Development

OMNIQ has been reinvesting in our technology, as well as creating strategic partnerships to create more value for our customers and to stay ahead in the competitive areas in which we operate. We have upgraded our AI engine to be applicable to new use cases for existing and new customers. In this way, we can expand our market share, increase the size of purchase orders, and create ongoing revenue streams where in the past it would have been a one-time purchase.

One notable new use case since the last quarter is restricted area access. Instead of just allowing or disallowing access to a whole campus, we can set specific areas to only allow authorized personnel and to either alert security or create citations for unauthorized vehicles. One simple example of this is a student parking in a staff lot, or someone without a tag parking in a handicap space. These are practical applications that we can add onto existing and future AI deployments for additional customer satisfaction and additional revenue for OMNIQ.

Strategic Expansion in Security Operations: Some notable recent deployments that are taking advantage of the new features are two major medical centers: in Ohio and Texas.

Strong IoT Business: We are still utilizing our IoT business to retain long-lasting customers relationships, as well as bring in new business. In addition, we are able to offer our SaaS product lines to existing IoT customers that would benefit from these products.

Strategic Business Moves:

OMNIQ stock began trading on OTCQB on August 1st. This is an uplisting from OTCPK and underscores the Company’s sustained financial stability and adherence to high standards of corporate governance and disclosure.

The transition to OTCQB is expected to provide current and potential investors with better trading conditions, including improved market depth and reduced spreads. Additionally, it highlights the Company’s ongoing efforts to meet rigorous financial and operational standards.

Investors can find real-time Level 2 quotes and market information for OMNIQ at www.otcmarkets.com under the ticker symbol “OMQS.”

OMNIQ has also entered into an agreement with Ingenico, a - global leader in payments acceptance solutions. OMNIQ Corp. will leverage its innovative fintech software alongside Ingenico's state-of-the-art payment solutions. This strategic alliance aims to enhance and streamline payment across various industries, marrying OMNIQ's AI-driven technology solutions with Ingenico's global expertise in payment.

SHAREHOLDER UPDATE
Management has been and will continue to enact its plan to regain profitability as quickly as possible. To do this, we have been reducing expenditures wherever it doesn’t reduce the ability to operate effectively. Management has also placed a strategic focus on growing business with prime customers and on the most profitable product lines.

By offering SaaS and revenue share products to existing customers, we are able to increase our revenue without incurring additional material costs of goods. R&D has been dedicated to completing these products and we were proud to launch seeQ last quarter.

We have also continued to leverage our IoT, Fintech, and AI business so that we can provide value for and maintain relationships with our Fortune 100 customers.

“At omniQ, we place the utmost importance on our shareholders' trust. Our focus is on regaining profitability while ensuring the highest standards of operational excellence. We are dedicated to the success of our business, making every decision with the intention of creating long-term value and maintaining our commitment to those who invest in our vision. Thank you for your continued support.” OMNIQ CEO Shai Lustgarten

ABOUT OMNIQ:

OMNIQ Corp. (OTCQB: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver real time object identification, tracking, surveillance, and monitoring for the Supply Chain Management, Public Safety, and Traffic Management applications. The technology and services provided by the Company help clients move people, and objects and manage big data safely and securely through airports, warehouses, schools, and national borders and in many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have more than doubled, reaching $81 million in 2023, from clients in more than 40 countries.

The Company currently addresses several billion-dollar markets with double-digit growth, including the Global Smart City & Public Safety markets.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate,” “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Examples of forward-looking statements include, among others, statements made in this press release regarding the closing of the private placement and the use of proceeds received in the private placement. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward-looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at SEC.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

Contact

IR@omniq.com

OMNIQ CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except share and per share data)	June 30, 2024	December 31, 2023
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$1,373	$1,678
Accounts receivable, net	21,934	18,654
Inventory	5,787	6,028
Prepaid expenses	1,240	969
Other current assets	42	25
Total current assets	30,376	27,354

Property and equipment, net of accumulated depreciation of $1,769 and $1,030 respectively	898	1,066
Goodwill	2,831	1,788
Trade name, net of accumulated amortization of $4,922 and $4,564, respectively	1,241	1,377
Customer relationships, net of accumulated amortization of $12,072 and $11,001, respectively	3,361	3,777
Other intangibles, net of accumulated amortization of $1,673 and $2,216, respectively	451	504
Right of use lease asset	1,414	1,862
Other assets	2,043	1,758
Total Assets	$42,615	$39,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$59,499	$56,741
Line of credit	3,401	240
Accrued payroll and sales tax	3,084	1,537
Notes payable – current portion	8,882	10,196
Lease liability – current portion	715	885
Other current liabilities	3,002	3,106
Total current liabilities	78,583	72,705

Long-term liabilities
Accrued interest and accrued liabilities, related party	73	73
Notes payable, less current portion	1,065	265
Lease liability	727	1,011
Other long-term liabilities	525	452
Total liabilities	80,973	74,506

Stockholders’ deficit
Series A Preferred stock; $0.001 par value; 2,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 3,000,000 shares designated, 502,000 shares issued and outstanding, respectively	1	1

Common stock; $0.001 par value; 35,000,000 shares authorized; 10,692,891 and 10,675,802 shares issued and outstanding, respectively.	11	11
Additional paid-in capital	78,694	78,340
Accumulated deficit	(119,025)	(113,923)
Accumulated other comprehensive income	1,961	551
Total OmniQ stockholders’ deficit	(38,358)	(35,020)
Total liabilities and deficit	$42,615	$39,486

OMNIQ CORP. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	For the three months		For the six months ended
	ending June 30,		June 30,
(In thousands, except share and per share data)	2024	2023	2024	2023
Revenues	$19,057	$20,270	$37,374	$47,867

Cost of goods sold	14,174	16,384	27,433	38,258

Gross profit	4,883	3,886	9,941	9,609

Operating expenses
Research & Development	462	559	867	982
Selling, general and administrative	5,025	5,315	10,590	12,082
Depreciation	92	96	208	204
Amortization	227	422	458	858
Total operating expenses	5,806	6,392	12,123	14,126
Loss from operations	(923)	(2,506)	(2,182)	(4,517)

Other income (expenses):
Interest expense	(794)	(740)	(1,710)	(1,678)
Other (expenses) income	(1,328)	(721)	(1,299)	(1,472)
Total other expenses	(2,122)	(1,461)	(3,009)	(3,150)
Net Loss Before Income Taxes	(3,045)	(3,967)	(5,191)	(7,667)
Provision for Income Taxes
Current	-	101	48	294
Total Provision for Income Taxes	-	101	48	294

Net Loss	$(3,045)	$(3,866)	$(5,143)	$(7,373)

Net Loss	$(3,045)	$(3,866)	$(5,143)	$(7,373)
Foreign currency translation adjustment	1,169	260	1,410	717
Comprehensive loss	$(1,876)	$(3,606)	$(3,733)	$(6,656)
Reconciliation of net loss to net loss attributable to common shareholders
Net loss	$(3,045)	$(3,866)	$(5,143)	$(7,373)
Less: Dividends attributable to non-common stockholders’ of OmniQ Corp	(8)	(8)	(15)	(16)
Net loss attributable to common stockholders’ of OmniQ Corp	$(3,053)	$(3,874)	$(5,158)	$(7,389)
Net (loss) per share - basic attributable to common stockholders’ of OmniQ Corp	$(0.28)	$(0.49)	$(0.48)	$(0.95)
Weighted average number of common shares outstanding - basic	10,692,596	7,887,283	10,690,286	7,777,665

OMNIQ Corp.
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

	The six months ended
(In thousands)	June 30,
Adjusted EBITDA Calculation	2024	2023

Net loss	(5,143)	(7,373)
Depreciation & amortization	666	1,062
Interest expense	1,710	1,678
Income taxes	(48)	(294)
Stock compensation	346	1,032
Nonrecurring loss events	1,506	1,507
Adjusted EBITDA	(963)	(2,388)

Total revenues, net	37,374	48,268
Adjusted EBITDA as a % of total revenues, net	(2.58%)	(4.95%)

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/0cdffe4f-baea-4d36-933f-b41729fe8b8a